Exhibit 99.1

News Release

WEATHERFORD REACHES AGREEMENT WITH SENIOR NOTEHOLDERS ON TERMS OF COMPREHENSIVE FINANCIAL RESTRUCTURING TO CREATE SUSTAINABLE CAPITAL STRUCTURE AND GREATLY ENHANCE LIQUIDITY

Financial Restructuring Expected to be Implemented through “Pre-Packaged” Chapter 11 Process and Will Reduce Company’s Long-Term Debt by More Than $5.8 billion

Proposed Restructuring Contemplates $1.75 Billion in New Financing and up to
$1.25 Billion in Additional Post-Emergence Financing

Weatherford Operations Are Continuing Without Interruption and With No Expected Impact on Customers, Vendors, Partners or Employees

BAAR, SWITZERLAND, May 10, 2019 - Weatherford International plc (NYSE: WFT) (“Weatherford” or the “Company”) announced today that it has executed a restructuring support agreement (the “Restructuring Agreement”) with a group of its senior noteholders (the “Ad Hoc Noteholder Group”) that collectively holds or controls approximately 62% of the Company’s senior unsecured notes. The proposed comprehensive financial restructuring would significantly reduce the Company’s long-term debt and related interest costs, provide access to additional financing and establish a more sustainable capital structure.

The transaction results in pro forma net leverage at or below 2.7x at year-end 2019. The Company’s business plan implies significant free cash flow generation under the new capital structure, resulting in reduction of net leverage to 1.8x in 2020 and 1.2x in 2021.

Weatherford expects to implement the Restructuring Agreement through a “pre-packaged” Chapter 11 process and expects to file U.S. chapter 11 and Irish examinership proceedings (collectively, the “Cases”). As part of this process, Weatherford intends to continue engaging in discussions with and begin soliciting votes from its creditors in connection with a proposed Plan of Reorganization prior to filing.

“During the past year, we have been executing a company-wide transformation to fundamentally improve the way we operate our business and to strengthen Weatherford for the long run,” said Mark A. McCollum, President and CEO of Weatherford. “Despite the challenging market dynamics our industry continues to face, we believe that our transformation strategy, which is designed to improve our execution capabilities, lower our cost structure and create efficiency to allow us to better price our products and services, will position Weatherford for long-term success. However, we still face a high level of debt that affects our ability to make investments in our Company and implement further elements of our transformation plan. We are pleased that our noteholders recognize the long-term value Weatherford can create with an improved balance sheet as we work to achieve the full potential of our business transformation. We expect that the new capital structure will allow us to continue to capitalize on our momentum and build a truly integrated service company with sustainable profitability and long-term growth potential.”

FINANCIAL RESTRUCTURING TERMS

Under the terms of the Restructuring Agreement, the Company’s unsecured noteholders would exchange approximately $7.4 billion of senior unsecured notes for approximately 99% of the equity in the Company and $1.25 billion of new tranche B senior unsecured notes (the “Tranche B Notes”).

The Restructuring Agreement contemplates that Weatherford will receive commitments for approximately $1.75 billion in the form of debtor-in-possession (DIP) financing comprised of an approximately $1.0 billion DIP term loan that would be fully backstopped by certain members of the Ad Hoc Noteholder Group and an undrawn $750 million revolving credit facility provided by certain of Weatherford’s bank lenders, which would be available as part of the chapter 11 process and be led by Citigroup subject to conditions to be agreed.

The Restructuring Agreement also contemplates a commitment of up to $1.25 billion in new tranche A senior unsecured notes (the “Tranche A Notes”), backstopped by certain members of the Ad Hoc Noteholder Group, that would be funded at emergence to repay the DIP financing, pre-petition revolving credit debt, case costs, and to recapitalize the Company at exit.

Pro forma for the transaction, the Company would have up to $2.50 billion in total funded debt, which could be reduced based on several factors at exit. The size of the Tranche A Notes issuance can be adjusted downward by the Company based on expected cash needs at exit and could result in a smaller issuance than the $1.25 billion Tranche A Notes backstopped by certain members of the Ad Hoc Group of Noteholders. Additionally, up to $500 million of the $1.25 billion of Tranche B Notes can, at the discretion of individual holders prior to emergence, be converted to equity at the midpoint of the chapter 11 plan equity value.

Based on $2.50 billion of funded debt at emergence and year-end expected cash of approximately $500 million, $750 million and $1.18 billion in 2019, 2020 and 2021, the Company forecasts net leverage of 2.7x, 1.8x and 1.2x, respectively.

BUSINESS AS USUAL

The Restructuring Agreement contemplates the Company will continue operating its businesses and facilities without disruption to its customers, vendors, partners or employees and that all trade claims against the Company (whether arising prior to or after the commencement of the Chapter 11 Cases) will be paid in full in the ordinary course of business.

Mr. McCollum said, “I would like to thank all of our valued employees, customers, vendors and partners for their ongoing commitment and support. We are taking these actions to ensure we can do an even better job of meeting our commitments to all of our key stakeholders by creating the strongest Weatherford possible. We do not anticipate any operational disruptions as a result of this announcement. Our customers, partners, employees and vendors should not experience any changes in the way we do business, and we expect their experience will improve after a restructuring is complete. We expect a restructuring will provide us with improved liquidity and greater financial stability and flexibility to make investments to enhance our platform while we continue to invest in the resources necessary for our business to grow. We are confident that these steps will allow us to continue our transformation journey and position Weatherford for long-term success.”

Lazard is acting as financial advisor for the Company, Latham & Watkins, LLP as legal counsel, and Alvarez & Marsal as restructuring advisor. Evercore is acting as financial advisor for the Ad Hoc Noteholder Group and Akin Gump Strauss Hauer & Feld LLP as legal counsel.

ABOUT WEATHERFORD

Weatherford is one of the largest multinational oilfield service companies providing innovative solutions, technology and services to the oil and gas industry. The Company operates in over 80 countries and has a network of approximately 650 locations, including manufacturing, service, research and development and training facilities and employs approximately 26,000 people. For more information, visit http://www.weatherford.com and connect with Weatherford on LinkedIn, Facebook, Twitter and YouTube.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release are forward-looking statements. In addition, our management may from time to time make oral forward-looking statements. All statements, other than statements of historical facts, are forward-looking statements. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “may,” “will,” “could,” “should,” “seek” or “intend” and similar expressions. Forward-looking statements reflect our current expectations and assumptions regarding our business, the economy and other future events and conditions and are based on currently available financial, economic and competitive data and our current business plans. Actual results could vary materially depending on risks and uncertainties that may affect our operations, markets, services, prices and other factors as discussed in the Risk Factors section of our filings with the Securities and Exchange Commission (the “SEC”). While we believe our assumptions are reasonable, we caution you against relying on any forward-looking statements as it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the ability to confirm and consummate a plan of reorganization in accordance with the terms of the Restructuring Agreement; risks attendant to the bankruptcy process, including our ability to obtain the approval of the bankruptcy court with respect to motions filed in the Cases, the outcomes of bankruptcy court rulings and the Cases in general and the length of time that we may be required to operate in bankruptcy; the effectiveness of the overall restructuring activities pursuant to the Cases and any additional strategies that we may employ to address our liquidity and capital resources; the actions and decisions of creditors, regulators and other third parties that have an interest in the Cases, which may interfere with the ability to confirm and consummate a plan of reorganization; restrictions on us due to the terms of any debtor-in-possession credit facility that we will enter into in connection with the Cases and restrictions imposed by the bankruptcy court; our ability to achieve our forecasted revenue and pro forma leverage ratio and generate free cash flow to further reduce our indebtedness; a weakening of global economic and financial conditions, changes in governmental regulations and related compliance and litigation costs and the other factors listed in our SEC filings. For a more detailed discussion of these and other risk factors, see the Risk Factors section in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q and our other filings made with the SEC. All forward-looking statements are expressly qualified in their entirety by this cautionary notice. The forward-looking statements made by us speak only as of the date on which they are made. Factors or events that could cause our actual results to differ may emerge from time to time. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

NO SOLICITATION OR OFFER

Any new securities to be issued pursuant to the restructuring transactions may not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws but may be issued pursuant to an exemption from such registration provided in the U.S. bankruptcy code. Such new securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws. This press release does not constitute an offer to sell or buy, nor the solicitation of an offer to sell or buy, any securities referred to herein, nor is this press release a solicitation of consents to or votes to accept any chapter 11 plan. Any solicitation or offer will only be made pursuant to a confidential offering memorandum and disclosure statement and only to such persons and in such jurisdictions as is permitted under applicable law.

CONTACTS

Christoph Bausch	+1.713.836.4615
Executive Vice President and Chief Financial Officer

Karen David-Green	+1.713.836.7430
Senior Vice President, Stakeholder Engagement and Chief Marketing Officer